EXHIBIT 99.1







FOR IMMEDIATE RELEASE


                                   CONTACT:        Media:        Ben Deutsch
                                                              (404) 676-2683

                                               Investors:      Larry M. Mark
                                                              (404) 676-8054


                        THE COCA-COLA COMPANY ANNOUNCES

                  SECOND QUARTER AND YEAR-TO-DATE 2003 RESULTS


* Chairman and CEO Doug Daft: "Given our emphasis on profitable growth and cash flow generation throughout our business, we are encouraged by the results we have generated in the current global operating environment."

* Reported earnings per share were $0.55 for the second quarter, as compared to $0.49 in the prior year second quarter. Current year second quarter results include a reduction of $0.02 per share related to the previously announced streamlining initiatives.

*  Worldwide unit case volume grew 5 percent in the second quarter.

* Cash from operations for the first six months was $2.1 billion and the Company expects strong cash flows to continue in the future.

* The Company reaffirms its plan to repurchase approximately $1.5 billion of its stock in 2003.

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     ATLANTA, July 17, 2003 - The Coca-Cola Company reported second quarter earnings per share of $0.55, a 12 percent increase from the prior year second quarter earnings of $0.49 per share. Current quarter results include a reduction of $0.02 per share related to the previously announced streamlining initiatives. Results in the quarter were driven by underlying operating profit growth, improved equity income, currency benefits and a lower effective tax rate. During the quarter, the Company delivered strong cash flows, improved unit case volume, and continued to grow share across key nonalcoholic beverage categories.

     Worldwide unit case volume increased 5 percent in the second quarter and 4 percent for the first six months. Results in the quarter were driven by 2 percent carbonated soft drink growth and nearly 20 percent growth in noncarbonated beverages. Year-to-date unit case growth reflects an increase of 5 percent in International operations and 3 percent in North America.

     The Company continues to concentrate on maximizing value for customers and the entire Coca-Cola system based on a balanced approach to volume and pricing through the execution of brand, package, and channel strategies on a country-by-country basis. Further, the Company remains focused on efficiency drivers and supply chain management projects that will generate additional resources for investments in growth-driving and brand-building initiatives.

     Doug Daft, chairman and chief executive officer, said, "Given our emphasis on profitable growth and cash flow generation throughout our business, we are encouraged by the results we have generated in the current global operating environment. We will continue to execute this strategy while balancing performance across our global portfolio of countries and key markets."


FINANCIAL HIGHLIGHTS
--------------------

* Cash from operations for the first six months was $2.1 billion, compared to $2.2 billion in the prior year period. The Company expects strong cash flows to continue in the future.

* Reported operating income increased 3 percent in the second quarter, which included a negative 5 percentage point impact as a result of streamlining initiatives and increased stock-based compensation expense.

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*  Factors impacting operating income growth in the quarter were an increase in gallon shipments of 1 percent, improved concentrate pricing and effective management of operating expenses. In addition, operating income benefited by approximately 3 percent due to favorable currency movements in the quarter.

* During the quarter, the Company's results benefited from a lower effective tax rate than previously indicated. In the current quarter, the underlying effective tax rate declined to 22.8 percent versus the rate of 26.5 percent that was communicated in the first quarter. This reduction benefited earnings in the current quarter by approximately $0.03 per share.

* For the remainder of 2003, the Company expects to maintain an effective tax rate on operations of 22.8 percent because of effective tax planning, improved earnings from equity investees, and strong profit contributions from lower taxed locations where currencies are having a favorable impact. Earnings per share for the third and fourth quarters of this year are expected to increase to reflect the lower tax rate.

* The Company repurchased 11.6 million shares of its common stock for $470 million during the first six months and intends to repurchase approximately $1.5 billion of its stock in 2003.

* The Company increased its dividend 10 percent in 2003, reflecting the 41st consecutive annual increase.

* Second quarter 2003 reported earnings were $0.55 per share, which included a reduction of $0.02 per share related to the previously announced streamlining initiatives. Prior year earnings for the second quarter were $0.49 per share.

* Year-to-date 2003 reported earnings were $0.89 per share, which included a net reduction of $0.05 per share related to the previously announced streamlining initiatives and a gain related to a litigation settlement. Prior year results for the first six months reflected a net income of $0.41 per share, which included the net reduction of $0.42 per share reflecting the adoption of SFAS No. 142 - "Goodwill and Other Intangible Assets," and other charges/gains.


The individual impact of certain items on earnings per share in the quarter and on a year-to-date basis is summarized as follows:

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

----------------------------------------------------------------------------------------------

                                                       Income (Expense) Per Share
                                                       --------------------------
                                                Second Quarter      Six Months Ended June 30,
                                               2003        2002         2003         2002
                                               ----        ----         ----         ----
ITEMS IMPACTING RESULTS:
-----------------------
   Streamlining Initiatives                  ($ 0.02)                 ($ 0.06)

   Gain on Litigation Settlement                                       $ 0.01

   Cumulative Effect of Adopting SFAS 142 -
     Goodwill and Other Intangible Assets                                          ($ 0.37)

   Gain on Sale of Kaiser                                                           $ 0.01

   Non-Cash Charge - Primarily Related to
     Investments in Latin America                                                  ($ 0.06)
                                          -----------------------------------------------------
                                             ($ 0.02)    $ 0.00       ($ 0.05)     ($ 0.42)
                                             ========    =======      ========     ========
-----------------------------------------------------------------------------------------------


OPERATIONAL HIGHLIGHTS
----------------------

North America
-------------

* Unit case growth was 3 percent for the second quarter and 3 percent on a year-to-date basis. During the second quarter, results were driven by solid performance from the bottler-delivered products and improved trends in the Foodservice and Hospitality Division, partially offset by softness in the warehouse-delivered juice business.

* Throughout the first six months, the Coca-Cola system remained focused on marketing execution and product and package innovation, resulting in growth that outpaced the total nonalcoholic ready-to-drink industry, and included share position improvements in the major beverage categories. The Coca-Cola system remains focused on maximizing value for the entire category with a balanced price/volume approach.

* Year-to-date results in the Retail Division benefited from an increased share position for Trademark Coca-Cola driven by innovation and strong performance from Vanilla Coke, diet Vanilla Coke, diet Coke, and the expansion of the Fridge Pack availability.

* During the quarter, Trademark Sprite had growth of 12 percent in the Retail Division, led by the launch of Sprite Remix. Early consumer reaction to the launch of Sprite

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   Remix has been very positive, leading to improving brand health scores for the entire Sprite brand.

* Noncarbonated beverages continued solid growth in the quarter led by 14 percent growth in Powerade and 9 percent growth in Dasani, which continues to maintain a strong price premium within the water category.

* The Company's position in the water category has also benefited from last year's strategic transactions involving the Evian and Danone water brands. The Company has captured increased value from the entire water category by continuing to implement its three-tiered water strategy. The Company's share of revenue has expanded through a comprehensive strategy to differentiate brands, packages and channels to maximize value for customers and the entire Coca-Cola system. The Coca-Cola system is now the largest provider of packaged water in the United States in terms of retail dollar revenue.

* Unit cases in the Foodservice and Hospitality Division declined 1 percent compared to the prior year second quarter, resulting from weak overall restaurant traffic in the quarter. Improved trends during the second quarter, along with anticipated improving consumer spending trends, should lead to stronger performance from this division throughout the remainder of the year.


Europe, Eurasia and Middle East
-------------------------------

* Unit case volume increased 7 percent in the second quarter and increased 4 percent for the first six months. During the quarter, the Company had strong performance in Western Europe, as well as in key markets in Central and Eastern Europe.

* The Group's overall financial performance has benefited from strong results in key markets such as Spain, Great Britain, France, Belgium and Italy, resulting from strong volume growth, effective concentrate price and brand mix management, as well as a diligent focus on the management of operating expenses.

* Overall results for the Group benefited from innovations in profitable packages, especially around diet Coke with lemon, Vanilla Coke, Sprite Ice Cube, and the Powerade Matrix package and flavor.

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*  In Germany, unit case volume in the second quarter was flat versus the prior year second quarter, reflecting a significant improvement from the first quarter disruptions that resulted from the implementation of a deposit law on non-returnable packages. The Coca-Cola system remains extremely well positioned to take advantage of the move by German consumers back to returnable packaging and to expand in other beverage categories that are not yet impacted by the deposit law. The Company has successfully introduced new packages and initiatives that are expected to lead to growth in Germany during the second half of the year.


Asia
----

* Unit case volume increased 4 percent for the quarter, cycling 14 percent growth in the prior year second quarter. For the first six months, unit case volume increased 6 percent, cycling 12 percent growth during the prior year period.

* Strong results during the first six months were driven by growth in Australia, the Philippines, India and Thailand. Core carbonated soft drinks continued to drive growth across Asia, particularly in single-serve packages, along with strong performance of local brands such as Thums Up, Qoo and Kinley.

* Growth trends in the region during the second quarter were affected by the SARS virus in China, Hong Kong, Taiwan and Singapore. The Company estimates that SARS reduced the region's unit case growth rate by approximately 3 percentage points during the quarter. However, these trends did not significantly impact the profit for the Group due to measures taken early in the quarter to redirect resources and postpone investments until consumer confidence returned. In China, unit case volume declined approximately 2 percent during the second quarter, and increased 9 percent during the first six months of the year. The Company has seen encouraging signs that the worst impact on its business from the SARS virus is now over.

* In Japan, unit case volume declined 3 percent in the second quarter, cycling 3 percent growth in the prior year second quarter. To cycle the very successful World Cup programs from the prior year second quarter, the Company's strategy during the quarter was to pursue share of retail dollars and to focus on the most profitable volume and package sizes. As a result of this strategy, the Company experienced positive

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   growth in every month of the quarter for highly profitable packages including small cans (120-200 ml), small PET (200-350 ml), and the innovative bottle/can package.

* Unit case volume in Japan during the second quarter was impacted by a voluntary product recall of two products, BOCO and Pooh Honey Lemon. The recall by the Company and other beverage manufacturers arose because of an ingredient supplier's confusion over the government's approval of a proprietary flavor ingredient. While the ingredient is widely used in many countries around the world, including the United States and the European Union, and poses no threat to consumers, the ingredient supplier had failed to identify it was not an approved ingredient for Japan. The products have been reformulated and are both back in the market. The Company estimates that the product recall reduced Japan volume by approximately 2 percentage points of growth during the second quarter.


Latin America
-------------

* Unit case volume increased 5 percent in the second quarter and 5 percent for the first six months, led by strong growth in Mexico and improving trends in Argentina, partially offset by volume softness in Brazil relating to a system profit realization strategy.

* Mexico unit case volume grew 14 percent in the second quarter and 14 percent during the first six months. Performance in the second quarter benefited from carbonated soft drink growth of 4 percent, led by strong performance from core brands resulting from packaging innovations, new flavor introductions and the effect of the Real marketing platform. In the fast-growing water category, the Company is benefiting from national marketing programs behind Ciel, the continued expansion of single-serve water packages, and the availability of Ciel in former Risco brand territories.

* In Argentina, unit case volume grew 18 percent in the second quarter and 11 percent year-to-date, reflecting the Company's long-term strategy of investing in the country during last year's economic crisis. Further, as a result of a strong emphasis on refillable packages, Trademark Coca-Cola grew by 27 percent in the second quarter.

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*  In Brazil, unit case volume declined 12 percent in the quarter and 6 percent year-to-date as a result of significant price increases that were implemented in the marketplace to cover increased raw material costs, the effect of devaluation and to improve the overall profitability of the Company and its bottling partners.


Africa
------

* Unit case volume increased 3 percent for the quarter, cycling 7 percent growth in the prior year second quarter. For the first six months, unit case volume increased 3 percent, cycling 9 percent growth during the prior year period.

* Strong performance in the Southern and East Africa Division was led by unit case growth of 12 percent in South Africa, the Company's largest market in Africa. Within South Africa, Trademark Coca-Cola brands grew by 22 percent resulting from the introduction of the Real marketing platform, the successful launch of Vanilla Coke, the roll-out of 300 ml returnable glass bottles, and superior local execution by the Company's bottling partners.

* Results in parts of the North and West Africa Division have been negatively impacted by the challenging operating environment. In Nigeria, the second largest market in Africa, the Company has focused on price realization in the marketplace to improve the overall profitability for the Company and its bottling partners.

* Throughout Africa, the Company continues to invest and focus on business fundamentals to drive profitable volume for the system. These initiatives include new cold outlet creation, improvements in market execution and availability and affordable packaging.


STREAMLINING INITIATIVES
------------------------

     During the first quarter of 2003, the Company initiated steps to streamline and simplify its operations, primarily in North America and Germany. In North America, the Company is integrating the operations of its three separate North American business units -- Coca-Cola North America, Minute Maid, and Fountain. In Germany, Coca-Cola Erfrischungsgetraenke AG (CCEAG) is taking steps to improve its efficiency in sales, distribution and manufacturing.

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     These initiatives are proceeding as planned and have resulted in a second quarter charge of $70 million pre-tax ($43 million after-tax or $0.02 per share) and a year-to-date charge of $229 million pre-tax ($146 million after-tax or $0.06 per share).

     As previously announced, the streamlining initiatives are expected to result in a full-year 2003 charge to earnings of approximately $400 million on a pre-tax basis and the remainder of the charge will be recorded throughout the second half of the year.

     Separate from the streamlining charge, as a result of the above initiatives, the Company's financial results are expected to benefit by at least $50 million (pre-tax) in 2003 and at least $100 million (pre-tax) on an annualized basis beginning in 2004.


CONFERENCE CALL
---------------

     The Company will host a conference call with financial analysts to discuss the second quarter and year-to-date 2003 results on July 17, 2003, at 9:00 a.m.
(EDT). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com in the "investors" section. Further, the "investors" section of the Company's website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company's financial results with investors and analysts.


                        -- FINANCIAL SECTION FOLLOWS --



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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                  Condensed Consolidated Statements of Income

                                   (UNAUDITED)
                      (In millions, except per share data)


                                                    Three Months Ended
                                                         June 30,
                                              ---------------------------------
                                                 2003        2002     % Change
                                                 ----        ----     --------
NET OPERATING REVENUES                          $ 5,691    $ 5,368         6

Cost of goods sold                                2,113      1,927        10
                                                -------    -------
GROSS PROFIT                                      3,578      3,441         4

Selling, general and administrative expenses
  (includes $105 in 2003 and $92 in 2002
   related to the impact of the adoption of
   the fair value method of accounting for
   stock-based compensation)                      1,906      1,881         1

Other operating charges                              70         --        --
                                                -------    -------
OPERATING INCOME                                  1,602      1,560         3

Interest income                                      45         52       (13)

Interest expense                                     43         58       (26)

Equity income                                       190        176         8

Other income (loss) - net                           (44)       (55)       --
                                                -------    -------

INCOME BEFORE INCOME TAXES                        1,750      1,675         4

Income taxes                                        388        452       (14)
                                                -------    -------
NET INCOME                                      $ 1,362    $ 1,223        11
                                                =======    =======

DILUTED NET INCOME PER SHARE*                   $  0.55    $  0.49        12
                                                =======    =======
AVERAGE SHARES OUTSTANDING - DILUTED*             2,466      2,487        (1)
                                                =======    =======

-----------

* For the second quarter, "Basic Net Income Per Share" was $0.55 for 2003 and $0.49 for 2002 based on "Average Shares Outstanding - Basic" of 2,463 and 2,479 for 2003 and 2002, respectively.


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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                  Condensed Consolidated Statements of Income

                                  (UNAUDITED)
                      (In millions, except per share data)


                                                     Six Months Ended
                                                         June 30,
                                              ---------------------------------
                                                 2003        2002     % Change
                                                 ----        ----     --------

NET OPERATING REVENUES                          $ 10,189   $  9,447        8

Cost of goods sold                                 3,715      3,321       12
                                                --------   --------

GROSS PROFIT                                       6,474      6,126        6

Selling, general and administrative expenses
  (includes $219 in 2003 and $187 in 2002
  related to the impact of the adoption of
  the fair value method of accounting for
  stock-based compensation)                        3,567      3,408        5

Other operating charges                              229         --       --
                                                --------   --------
OPERATING INCOME                                   2,678      2,718       (1)

Interest income                                      101        110       (8)

Interest expense                                      88        104      (15)

Equity income                                        239        237        1

Other income (loss) - net                            (57)      (230)      --
                                                --------   --------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGE                        2,873      2,731        5

Income taxes                                         676        776      (13)
                                                --------   --------

NET INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGE                                  2,197      1,955       12
                                                --------   --------
Cumulative effect of accounting change,
net of income taxes
      SFAS 142:  Company Operations                   --       (367)      --
                 Equity Investees                     --       (559)      --
                                                --------   --------
NET INCOME                                      $  2,197   $  1,029      114
                                                ========   ========

DILUTED NET INCOME PER SHARE BEFORE
CUMULATIVE EFFECT                               $   0.89   $   0.79       13
                                                ========   ========
DILUTED NET INCOME PER SHARE*                   $   0.89   $   0.41      117
                                                ========   ========

AVERAGE SHARES OUTSTANDING - DILUTED*              2,469      2,486       (1)
                                                ========   ========

----------

* For the first six months, "Basic Net Income Per Share" was $0.89 for 2003 and $0.41 for 2002 based on "Average Shares Outstanding - Basic" of 2,466 and 2,480 for 2003 and 2002, respectively.

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     Condensed Consolidated Balance Sheets
                                  (UNAUDITED)
                        (In millions, except share data)

                                     ASSETS
                                     ------

                                             June 30, 2003    December 31, 2002
                                             -------------    -----------------
CURRENT ASSETS
   Cash and cash equivalents                    $  3,324           $  2,126
   Marketable securities                             236                219
                                                --------           --------
                                                   3,560              2,345

   Trade accounts receivable, less allowances
     of $59 in 2003 and $55 in 2002                2,341              2,097

   Inventories                                     1,458              1,294
   Prepaid expenses and other assets               1,866              1,616
                                                --------           --------
TOTAL CURRENT ASSETS                               9,225              7,352
                                                --------           --------

INVESTMENTS AND OTHER ASSETS
   Equity method investments
      Coca-Cola Enterprises Inc.                   1,084                972
      Coca-Cola Hellenic Bottling Company S.A.     1,066                872
      Coca-Cola Amatil Limited                       589                492
      Other, principally bottling companies        2,422              2,401
   Cost method investments,
      principally bottling companies                 252                254
   Other assets                                    2,978              2,694
                                                --------           --------
                                                   8,391              7,685
                                                --------           --------


PROPERTY, PLANT AND EQUIPMENT
   Land                                              422                385
   Building and improvements                       2,559              2,332
   Machinery and equipment                         6,278              5,888
   Containers                                        399                396
                                                --------           --------
                                                   9,658              9,001
   Less allowances for depreciation                3,399              3,090
                                                --------           --------
                                                   6,259              5,911
                                                --------           --------


TRADEMARKS WITH INDEFINITE LIVES                   1,879              1,724
GOODWILL AND OTHER INTANGIBLE ASSETS               2,195              1,829
                                                --------           --------
                                                $ 27,949           $ 24,501
                                                ========           ========

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     Condensed Consolidated Balance Sheets
                                  (UNAUDITED)
                        (In millions, except share data)

                      LIABILITIES AND SHARE-OWNERS' EQUITY
                      ------------------------------------


                                             June 30, 2003    December 31, 2002
                                             -------------    -----------------
CURRENT LIABILITIES
   Accounts payable and accrued expenses        $  4,596           $  3,692
   Loans and notes payable                         2,801              2,475
   Current maturities of long-term debt              485                180
   Accrued income taxes                            1,199                994
                                                --------           --------
TOTAL CURRENT LIABILITIES                          9,081              7,341
                                                --------           --------

LONG-TERM DEBT                                     2,550              2,701
                                                --------           --------

OTHER LIABILITIES                                  2,488              2,260
                                                --------           --------

DEFERRED INCOME TAXES                                296                399
                                                --------           --------

SHARE-OWNERS' EQUITY
    Common Stock, $.25 par value
     Authorized: 5,600,000,000 shares
     Issued:  3,492,391,383 shares in 2003;
             3,490,818,627 shares in 2002            873                873
    Capital surplus                                4,119              3,857
    Reinvested earnings                           25,617             24,506
    Accumulated other comprehensive income        (2,199)            (3,047)
                                                --------           --------
                                                  28,410             26,189

    Less treasury stock, at cost
      (1,031,977,112 shares in 2003;
       1,019,839,490 shares in 2002)              14,876             14,389
                                                --------           --------
                                                  13,534             11,800
                                                --------           --------
                                                $ 27,949           $ 24,501
                                                ========           ========

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                Condensed Consolidated Statements of Cash Flows
                                  (UNAUDITED)
                                 (In millions)


                                                       Six Months Ended
                                                            June 30,
                                             --------------------------------
                                                   2003               2002
                                                   ----               ----
OPERATING ACTIVITIES
 Net income                                     $  2,197           $  1,029
 Depreciation and amortization                       411                398
 Stock-based compensation expense                    222                217
 Deferred income taxes                              (219)              (196)
 Equity income or loss, net of dividends            (169)              (173)
 Foreign currency adjustments                       (108)                16
 Gains on sales of assets                            (14)                (8)
 Cumulative effect of accounting changes              --                926
 Other operating charges                             196                 --
 Other items                                         167                203
 Net change in operating assets and liabilities     (553)              (256)
                                                --------           --------
  Net cash provided by operating activities        2,130              2,156
                                                --------           --------

INVESTING ACTIVITIES
 Acquisitions and investments,
   principally trademarks and bottling
   companies                                        (205)              (267)
 Purchases of investments and other assets           (55)               (62)
 Proceeds from disposals of investments and
   other assets                                      130                 46
 Purchases of property, plant and equipment         (398)              (374)
 Proceeds from disposals of property, plant and
   equipment                                          47                 35
 Other investing activities                           17                 36
                                                --------           --------
   Net cash used in investing activities            (464)              (586)
                                                --------           --------

FINANCING ACTIVITIES
 Issuances of debt                                   932              1,189
 Payments of debt                                   (614)            (1,272)
 Issuances of stock                                   24                 85
 Purchases of stock for treasury                    (433)              (301)
 Dividends                                          (545)              (497)
                                                --------           --------
   Net cash used in financing activities            (636)              (796)


EFFECT OF EXCHANGE RATE CHANGES ON
 CASH AND CASH EQUIVALENTS                           168                 31
                                                --------           --------


CASH AND CASH EQUIVALENTS
 Net increase during the period                    1,198                805
 Balance at beginning of period                    2,126              1,866
                                                --------           --------
   Balance at end of period                     $  3,324           $  2,671
                                                ========           ========

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                             THE COCA-COLA COMPANY
                      Second Quarter and Year-To-Date 2003
                            Unit Case Volume Results


-------------------------------------------------------------------------------

                                                   Unit Case Volume
                                                      (% Change)
                                        ---------------------------------------
                                                    2003 vs. 2002
                                        ---------------------------------------
                                          Second Quarter          Year-To-Date
                                          --------------          ------------
WORLDWIDE                                       5                       4

INTERNATIONAL OPERATIONS                        5                       5

  Latin America                                 5                       5

  Europe, Eurasia and Middle East               7                       4

  Africa                                        3                       3

  Asia                                          4                       6

NORTH AMERICA OPERATIONS                        3                       3

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FINANCIAL REVIEW
----------------

Operating Results -
-------------------

     Revenues for the second quarter increased 6 percent, reflecting an increase in gallon shipments of 1 percent, improving pricing of concentrate, positive currency trends and the inclusion of the Evian and Danone water transactions, partialy offset by the impact of structural change. Revenues for the first six months increased 8 percent. The following reflects net operating revenues from the Company's operations:

--------------------------------------------------------------------------------------------------

(in millions)                                      Second Quarter        Six Months Ended June 30,
                                                 2003          2002         2003           2002
                                                 ----          ----         ----           ----
Company Operations, Excluding Bottling        $  4,874       $ 4,582     $  8,816        $ 8,237

Company-Owned Bottling Operations                  817           786        1,373          1,210
                                             -----------------------------------------------------
Consolidated Net Operating Revenues           $  5,691       $ 5,368     $ 10,189        $ 9,447

--------------------------------------------------------------------------------------------------


     Cost of goods sold in the quarter and on a year-to-date basis increased at a rate greater than revenues, reflecting the consolidation of lower margin bottling operations and the inclusion of the Evian and Danone water transactions, partially offset by the gain related to a litigation settlement.

     Selling, general and administrative expenses increased 1 percent in the second quarter and increased 5 percent during the first six months, primarily reflecting effective management of operating expenses, structural changes and the Evian and Danone water transactions. In addition, as a result of the Company's policy to expense stock options, stock-based compensation expense increased by approximately $13 million during the quarter and $32 million during the first six months.

     Reported operating income increased 3 percent in the second quarter, which included the negative impact of the streamlining initiatives ($70 million) and increased stock-based compensation expense ($13 million increase). On a year-to-date basis, operating income declined 1 percent, which included the negative impact of the streamlining initiatives ($229 million), increased stock-based compensation expense ($32 million increase) and the positive effect of a first quarter litigation settlement ($52 million).

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Page 17


     Currencies positively impacted operating income in the quarter by approximately 3 percent, resulting from the strength in the Euro, partially offset by less attractive year-over-year hedge rates on the Japanese Yen and weakness in Latin American currencies. For the first six months, currencies benefited operating income by approximately 1 percent.

     Equity income for the second quarter improved versus the prior year, demonstrating that current business strategies are leading to overall improving health of the Coca-Cola bottling system around the world.

     The reported tax rate for the second quarter was 22.2 percent, reflecting a
22.8 percent underlying effective tax rate on operations and the impact of higher tax rates related to the streamlining initiatives.

     Looking into 2004 and future years, the Company's effective tax rate on operations is expected to be the longer-term rate of 25.5 percent because of effective tax planning and improved earnings from equity investees. The lower effective tax rate in the current and future periods represents real economic benefit to the Company, as lower tax payments directly improve future cash flows.


THE COCA-COLA COMPANY
---------------------

     The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy The Coca-Cola Company's products at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

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Page 18


FORWARD-LOOKING STATEMENTS
--------------------------

This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences; product boycotts; foreign currency and interest rate fluctuations; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials; our ability to achieve earnings forecasts; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our Company's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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